Exhibit 99.1

BIO-key Announces Third Quarter Results and Provides
Updated Fourth Quarter and 2005 Guidance

Nov. 11, 2004 — Wall, NJ — BIO-key International Inc. (OTC Bulletin Board: BKYI), a leader in finger-based biometric identification and wireless public safety solutions, today reported revenues for the third quarter ended September 30, 2004 totaling $309,000, more than double the $150,000 reported in the comparable period last year. For the nine months ended September 30, 2004, revenues were $1,140,000, an increase from $191,000 reported in the comparable period last year.

Michael W. DePasquale, BIO-key Chief Executive Officer, said, “While the reported third quarter revenues were below our expectations, as a result of longer than anticipated sales cycles, we believe the market is large and growing and we are well positioned with our leadership technology, products and expanded sales force to achieve significant revenue and market share growth.”

Based on current backlog and short term sales opportunities, the Company expects fourth quarter revenue of $4.5 - $5.0 million, putting 2004 revenue below previous guidance, but still reflecting strong sequential and year over year revenue traction and validating the robustness of the market.

The Company expects growth to continue in 2005, anticipating full year revenues of $26 - $30 million. This guidance is based on the Company’s large existing annuity stream of maintenance customers, a backlog of large projects in Ohio and Pennsylvania and the expected increase in revenues to be derived from the doubling of the Company’s sales and marketing investments. The Company expects to be EBITDA positive by the end of the second quarter of 2005.

During the quarter, the company announced several important developments including:

•                  Completion of the acquisition of Aether’s Mobile Government Division

•                  Raising $10 million in Convertible Debentures at a $1.35 conversion rate

•                  Deployment of PocketCop® at National Democratic Convention in Boston

•                  Contract award from National Center for Biodefense Communications

•                  Partnership with Verizon Communications for a regional data network for a consortium of Cape Cod towns

•                  Appointment of former NYC Police Commissioner as Strategic Advisor

•                  Strengthen management team with new CFO, CTO and CMO

•                  First phase deployment of a $7.5 million contract with Pennsylvania State Police

DePasquale concluded, “After years of being a development stage company, the company has now recorded several revenue quarters in a row. As the leading provider of wireless information solutions; fire and police agencies, we are poised for growth. Our newly acquired installed base of 2500 customers gives the company upgrade opportunities and the mass and scale to compete for larger projects and to partner with major integrators. The market for security and identity solutions is huge. We believe we are well positioned with the technology, products, people, low cost structure and a large installed base to be a major provider of biometric and wireless security and information solutions to a burgeoning market.”

About BIO-key

BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers. BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases. BIO-key’s high-performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy as well as reducing identity theft. Over 2,500 police, fire and emergency services departments in North America are using BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide.

 (http://www.bio-key.com)

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

For more information, contact:

Julie Garand

508-460-4036

Julie.garand@bio-key.com

© Copyright 2004 by BIO-key International, Inc.